SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 8, 2007

(Date of earliest event reported)

Reptron Electronics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-23426	38-2081116
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13700 Reptron Boulevard, Tampa, Florida 33626

(Address of principal executive offices and zip code)

(813) 854-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

REPTRON ELECTRONICS, INC.

FORM 8-K

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 8, 2007, Reptron Electronics, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) To Loan And Security Agreement (the “Agreement” or “Credit Facility”) with Wachovia Bank, National Association, (“Wachovia”) as successor by merger with Congress Financial Corporation (Florida). The Amendment extends the term of the Credit Facility from February 3, 2007 to October 31, 2008 and reduces the maximum loan limit to twenty million dollars ($20,000,000) from twenty-five million dollars ($25,000,000). The Amendment also modifies the minimum excess availability threshold from three million dollars ($3,000,000) to two million dollars ($2,000,000) that triggers the debt service coverage ratio covenant, which is tested when excess availability falls below two million dollars ($2,000,000). The inventory advance rate, as defined, is also increased from thirty-five percent to forty percent. The Amendment contains an early termination clause that requires a fee of one percent of the maximum credit, as defined, if the agreement is terminated during the first year of the amended term, and one-half percent of the maximum credit after one year but prior to the expiration of the amended term. The interest rate charged under the Amendment is based on a scale of prime plus 0.00 to 0.75 percent and the unused line fee is 0.375 percent. Reptron was charged an amendment fee of fifty thousand dollars ($50,000.00) for the Amendment.

The foregoing description of the Amendment between the Company and Wachovia is qualified in its entirety by reference to the Amendment attached as Exhibit 10.1 to this current report and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 To Loan And Security Agreement, dated January 8, 2007, by and between the Company and Wachovia

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPTRON ELECTRONICS, INC.
(Registrant)

January 11, 2007	By:	/s/ Paul J. Plante
(Date)		Paul J. Plante, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 2 To Loan And Security Agreement, dated January 8, 2007, by and between the Company and Wachovia